Exhibit 99.1

US FOODS ANNOUNCES PRICING OF SENIOR NOTES OFFERING

ROSEMONT, Ill., June 13, 2016 – US Foods Holding Corp. (NYSE: USFD) announced that its direct, wholly-owned subsidiary, US Foods, Inc. (“US Foods”), has priced $600 million aggregate principal amount of 5.875% senior notes due 2024 (the “Notes”).

US Foods intends to use the proceeds from the sale of the Notes, together with borrowings under a new senior secured term loan B facility (expected to be entered into concurrently with the issuance of the Notes) and proceeds from the initial public offering of US Foods Holding Corp., to repay its existing senior secured term loan B facility, to redeem its outstanding 8.50% senior notes due 2019, to repay its CMBS fixed facility and to pay related fees and expenses. Remaining proceeds, if any, may be used for other general corporate purposes.

The Notes are being offered and sold in transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Notes and the guarantees will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.

The Notes and the guarantees have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions and information currently available to management. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those factors discussed in

1 of 2

our filings with the U.S. Securities & Exchange Commission (the “SEC”), which can be found at the SEC’s website www.sec.gov. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Media Contact

Debra Ceffalio

847.720.1652

Debra.Ceffalio@usfoods.com

Investor Relations Contact

Melissa Napier

847.720.2767

Melissa.Napier@usfoods.com

# # #

2 of 2